Exhibit 1

                           INTERLINK ELECTRONICS, INC.

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                                  COMMON STOCK
                               PURCHASE AGREEMENT

                               September 12, 1997

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                                TABLE OF CONTENTS


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SECTION 1 - Authorization and Sale of Common Stock ............................1
     1.1    Authorization......................................................1
     1.2    Sales of Common Stock..............................................1

SECTION 2 - Closing Date; Delivery ............................................1
     2.1    Closing Date.......................................................1
     2.2    Payment of the Purchase Price......................................1
     2.3    Deliveries ........................................................2

SECTION 3 - Representations and Warranties of the Company......................2
     3.1    Organization and Standing; Certificate of Incorporation and Bylaws.2
     3.2    Corporate Power ...................................................2
     3.3    Subsidiaries.......................................................2
     3.4    Capitalization.....................................................3
     3.5    Authorization......................................................3
     3.6    Financial Information..............................................3
     3.7    Changes............................................................4
     3.8    Title of Properties and Assets; Liens, etc.........................4
     3.9    Properties.........................................................5
     3.10   Inventories........................................................5
     3.11   Compliance with Other Instruments, None Burdensome, etc............5
     3.12   Litigation, etc....................................................6
     3.13   Environmental and Safety Regulations...............................6
     3.14   Patents and Other Intangible Assets................................6
     3.15   Insurance..........................................................6
     3.16   Registration Rights................................................6
     3.17   Governmental Consent, etc..........................................6
     3.18   Offering                                                           6
     3.19   Brokers or Finders.................................................7
     3.20   Disclosure.........................................................7
     3.21   No Conflict of Interest............................................7
     3.22   Material Contracts and Agreements..................................7
     3.23   Tax Returns and Payments...........................................7
     3.24   Minute Books.......................................................8
     3.25   Employees..........................................................8
     3.26   Labor Agreements and Actions.......................................8


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                                                                            Page

SECTION 4 - Representations and Warranties of the Purchasers...................8
     4.1    Investor Qualifications............................................8
     4.2    Investment.........................................................9
     4.3    Rule 144...........................................................9
     4.4    Access to Data.....................................................9
     4.5    Authorization......................................................9
     4.6    Brokers or Finders................................................10
     4.7    Tax Consequences..................................................10

SECTION 5 - Conditions to Closing of Purchasers...............................10
     5.1    Representations and Warranties Correct............................10
     5.2    Covenants.........................................................10
     5.3    Blue Sky .........................................................10
     5.4    Certificate of Incorporation......................................10
     5.5    Legal Matters.....................................................11

SECTION 6 - Conditions to Closing of Company..................................11
     6.1    Representations...................................................11
     6.2    Blue Sky..........................................................11
     6.3    Certificate of Incorporation......................................11
     6.4    Legal Matters.....................................................11

SECTION 7 - Miscellaneous.....................................................11
     7.1    Restrictions on Transferability...................................11
     7.2    Current Public Information........................................13
     7.3    Governing Law; Time of Performance................................13
     7.4    Survival .........................................................13
     7.5    Successors and Assigns............................................13
     7.6    Entire Agreement; Amendment.......................................13
     7.7    Notices, etc. ....................................................13
     7.8    Expenses .........................................................14
     7.9    Counterparts .....................................................14
     7.10   Severability .....................................................14
     7.11   Titles and Subtitles .............................................14
     7.12   Finder's Fee .....................................................14

SCHEDULE A - List of Purchasers

EXHIBIT A - Schedule of Disclosure and Exceptions


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                           INTERLINK ELECTRONICS, INC.

                                  COMMON STOCK
                               PURCHASE AGREEMENT


     This Agreement is made as of September 12, 1997 by and between Interlink Electronics, Inc., a Delaware corporation (the "Company"), and the purchasers listed on Schedule A hereto (each individually a "Purchaser" and, collectively, "Purchasers").

                                    SECTION 1

                     Authorization and Sale of Common Stock

     1.1 Authorization. Prior to the Closing (as defined in Section 2.1), the Company will have adopted resolutions authorizing the issuance pursuant to this Agreement of a number of shares (the "Shares") of Common Stock, par value $.00001 per share (the "Common Stock"), of the Company equal to the quotient of $2,250,000 (the "Aggregate Purchase Price") divided by ninety-five percent (95%) of the average of the last reported sale prices per share of the Common Stock on each of the trading days in the 30 day period ending September 18, 1997.

     1.2 Sales of Common Stock. Subject to the terms and conditions hereof, the Company will issue and sell to each Purchaser that number of the Company's Common Stock equal to the quotient of the purchase price set forth opposite each Purchaser's name on Schedule A hereto (the "Purchase Price") divided by ninety-five percent (95%) of the average last reported sale prices per share of the Common Stock on each of the trading days in the 30 day period ending September 18, 1997 and each Purchaser will pay to the Company the Purchase Price.

                                    SECTION 2

                             Closing Date; Delivery

     2.1 Closing Date. The closing of the purchase and sale of the Shares hereunder (the "Closing") shall be held at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Portland, Oregon, at 10 a.m. on September 19, 1997 or at such other time and place upon which the Company and the Purchaser shall agree. (The date of the Closing is hereinafter referred to as the "Closing Date.")

     2.2 Payment of the Purchase Price. Each Purchaser shall deliver funds representing the Purchase Price by wire transfer to Stoel Rives LLP 's client trust account on or before September 17, 1997, which funds shall be held in such account pending the
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Closing. If the Closing has not occurred on or before September 30, 1997, then, at the Purchasers' request, the Company will instruct Stoel Rives LLP to return such funds to the Purchasers by wire transfer pursuant to the Purchaser's reasonable instructions.

     2.3 Deliveries. At the Closing, the Company will deliver to each Purchaser a certificate or certificates, registered in each Purchaser's names, representing the aggregate number of Shares to be purchased by the Purchaser, against payment of the Purchase Price therefor, by wire transfer from Stoel Rives LLP's client trust account to an account specified by the Company.

                                    SECTION 3

                  Representations and Warranties of the Company

     Except as set forth in the Schedule of Disclosure and Exceptions attached hereto as Exhibit A (the "Disclosure Schedule"), the Company represents and warrants to the Purchaser as follows (provided, however, that insofar as any representation and warranty expressed in this Section 3 is relevant to any future event, such representation and warranty relates only to facts and circumstances as they exist on the Closing Date, and no representation and warranty is made with respect to the effect of any future event or condition):

     3.1 Organization and Standing; Certificate of Incorporation and Bylaws. The Company is a corporation duly organized and existing under, and by virtue of, the laws of Delaware. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as currently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties. The Company has furnished each Purchaser or Purchaser's counsel with copies of its Certificate of Incorporation and Bylaws and will promptly furnish to each Purchaser any amendments thereto that become effective prior to the Closing. Said copies are true, correct and complete and contain or will contain all amendments through the Closing Date.

     3.2 Corporate Power. The Company has all requisite corporate power to execute and deliver this Agreement, to sell and issue the Shares hereunder, and to carry out and perform its obligations under the terms of this Agreement.

     3.3 Subsidiaries. Except for Interlink K.K, a Japan corporation, the Company has no subsidiaries and has no agreements or understandings with respect to the acquisition of an material equity interest in any corporation, association or other business entity and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or other business entity.


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     3.4 Capitalization. As of September 3, 1997, the authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, of which 4,716,370 shares are issued and outstanding, and 10,000,000 shares of preferred stock, none of which are issued and outstanding. All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company has reserved 2,306,000 shares of Common Stock for issuance upon the exercise of options granted or available for grant under the terms of the Company's stock incentive plans, and 270,000 shares of Common Stock for issuance upon the exercise of certain warrants to purchase Common Stock. All outstanding securities of the Company were issued in compliance with the registration or applicable exemption provisions of applicable federal and state securities laws. Except pursuant to this Agreement (either as currently in effect or as proposed to be amended at the Closing), there are no preemptive rights, voting agreements, options or warrants or other conversion privileges or rights presently outstanding to purchase any of the authorized but unissued stock of the Company.

     3.5 Authorization. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the authorization, sale, issuance and delivery of the Shares has been taken, except for any corporate action that may be required after, and cannot be taken prior to, the Closing. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued and will be fully paid and nonassessable; and the Shares will be free of any liens or encumbrances created by or imposed upon the holders thereof through action of the Company; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein.

     3.6 Financial Information. The Company has delivered to the Purchaser (i) the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, (ii) the Company's annual report on Form 10-K for the year ended December 31, 1996 and (iii) the Company's 1996 Annual Report to Stockholders (collectively, the "Financial Information"). The financial statements included in the Financial Information fairly present in all material respects the financial condition and the results of operations of the Company and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may not include all of the footnotes that would be required by the applicable accounting standard and that the financial statements as at and for the three months ended March 31, 1997 and the six months ended June 30, 1997 may be subject to normal, recurring year-end adjustments, none of which are expected to have a material and adverse effect on the financial condition or results of operations of the Company. Except as set forth in the financial statements included in the Financial Information, the Company has no liabilities of any nature (matured or unmatured, fixed or contingent), other than


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(i) liabilities incurred in the ordinary course of business subsequent to June
30, 1997 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Information which, in the aggregate, are not material to the financial condition or operating results of the Company.

     3.7 Changes. Since June 30, 1997 there has not been:

          (a) any change in the assets, liabilities, condition (financial or otherwise), affairs, earnings, business, operations or prospects of the Company from that reflected in the Financial Information, except changes in the ordinary course of business which have not been, in the aggregate, materially adverse;

          (b) any change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty or any assurance of performance or payment, endorsement, indemnity, warranty or otherwise;

          (c) any material damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company;

          (d) any waiver by the Company of a valuable right or of a material debt owed to it;

          (e) any loans made by the Company to any employee, officer or director of the Company other than advances of expenses made in the ordinary course of business or in connection with employee stock purchases;

          (f) any declaration or payment of any dividend or other distribution of the assets of the Company or any direct or indirect redemption, purchase or acquisition of any of the Company's securities;

          (g) to the best of the Company's knowledge, any labor organization activity or labor trouble affecting the Company;

          (h) any material change in any compensation arrangement or agreement with any key employees or executive officers of the Company, or any material change in the rate of pay of its existing employees as a group;

          (i) to the best of the Company's knowledge, any other event or condition of any character that has materially and adversely affected the business, prospects, condition, affairs, operations, properties or assets of the Company.

     3.8 Title to Properties and Assets; Liens, etc. The Company has good and marketable title to all material properties and assets it owns, free and clear of mortgages,


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pledges, security interests, liens, claims, restrictions or other encumbrances, other than (i) the lien of current taxes not yet due and payable, (ii) possible minor liens and encumbrances that do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, and that have not arisen otherwise than in the ordinary course of business, and (iii) liens or claims described in the Financial Information. With respect to the property and assets leased by the Company, the Company is in compliance in all material respects with such leases and, to the best of the Company's knowledge, holds valid leasehold interests free and clear of any liens, claims or encumbrances.

     3.9 Properties. The Company owns no real property. With respect to the property and assets it leases, the Company is in compliance with all material terms of each such lease and, to its best knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances except those incurred in the ordinary course of business and which are not material to the assets, properties, financial condition or operating results or business of the Company (as such business is presently conducted). The Company has good and marketable title to all assets and properties reflected in the Financial Information, except for assets disposed of in the ordinary course of business since June 30, 1997, free and clear of any imperfections of title, lien, claim, encumbrance, restriction, charge or equity of any nature whatsoever, except for (i) liens, claims, encumbrances, restrictions, charges or the like that are not in the aggregate material to the business or financial condition of the Company and
(ii) the lien of current taxes not yet due and payable.

     3.10 Inventories. The inventories of the Company are all items of a quality usable or saleable in accordance with applicable industry practice, except for inventory items that are not usable or saleable in the ordinary course of business which have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided. The values at which inventories are carried reflect the inventory valuation policy of the Company, which is consistent with industry practice and in accordance with generally accepted accounting principles applied on a consistent basis.

     3.11 Compliance with Other Instruments, None Burdensome, etc. The Company is not in violation of any term of its corporate charter documents or in any material respect of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to the Company. The execution, delivery and performance of and compliance with this Agreement, and the issuance of the Shares, have not resulted and will not result in any material violation of, or conflict with, or constitute a material default under, or result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company (except as specifically contemplated in this Agreement); there is no such violation or default that materially and adversely affects the business of the Company as conducted, or any of the properties or assets of the Company.


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     3.12 Litigation, etc. There are no actions, suits, proceedings or investigations pending against the Company or its properties (or, to the best of the Company's knowledge, against officers of the Company) before any court or governmental agency (or, to the best of the Company's knowledge, is there any threat thereof) that, either in any case or in the aggregate, might result in any material adverse change in the business or financial condition of the Company or any of its properties or assets, or in any material impairment of the right or ability of the Company to carry on its business as now conducted, or in any material liability on the part of the Company, and none that questions the validity of this Agreement or any action taken or to be taken in connection herewith or therewith. The Company is not a party to or specifically by name subject to the provisions of any material order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no material action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.

     3.13 Environmental and Safety Regulations. To the best of the Company's knowledge, there are and have been no violations by the Company or any employee or agent thereof of any environmental or safety regulation that in the aggregate would have a materially adverse effect on the business, properties, prospects or financial condition of the Company.

     3.14 Patents and Other Intangible Assets. The Company is unaware of any material infringement of or conflict with the rights of others with respect to any patents, patent applications, trademarks, trade names, brand names, trade secrets, inventions, processes, formulae or copyrights necessary for the operation of the business of the Company as now conducted.

     3.15 Insurance. The Company has in full force and effect fire, casualty and liability insurance policies, in such amounts and with such coverage as are normally carried by companies similar to the Company.

     3.16 Registration Rights. The Company is not under any contractual obligation to register any of its currently outstanding securities or any of its securities that may hereafter be issued under the securities laws of any jurisdiction.

     3.17 Governmental Consent, etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated hereby, except for filing of a Form D with the Securities and Exchange Commission (the "Commission"), and application for listing of additional shares on the Nasdaq National Market, and filings required under applicable blue sky laws.

     3.18 Offering. Subject to the accuracy of the Purchasers' representations in Section 4 hereof and in written responses to the Company's inquiries, the offer, sale and


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issuance of the Shares to be issued in conformity with the terms of this
Agreement constitute transactions exempt from the registration requirements of
Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), and from the qualification or registration requirements of any other applicable state securities law. The sale of the Shares pursuant to this Agreement is a private placement and does not constitute an offer to the public in Hong Kong and no steps have been taken to register a prospectus in Hong Kong.

     3.19 Brokers or Finders. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

     3.20 Disclosure. The representations and warranties of the Company contained in (i) this Agreement and (ii) any certificate furnished or to be furnished to the Purchaser at the Closing, when read together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     3.21 No Conflict of Interest. Except for normal obligations to employees, the Company is not indebted, directly or indirectly, to any officer, director or shareholder of the Company or to the respective spouse or children of any such person, in any amount whatsoever; none of said officers, directors or, to the best of the Company's knowledge, stockholders, or any members of their immediate families, are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that officers, directors and/or stockholders of the Company may own stock in publicly traded companies that may have a business relationship with or compete with the Company. To the best of the Company's knowledge, no such officer, director or shareholder, or any member of his or her immediate family, is, directly or indirectly, interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation other than the Company.

     3.22 Material Contracts and Agreements. All material contracts, agreements and instruments to which the Company is a party and which (i) call for performance by the Company having a value in excess of $500,000 or (ii) cannot be terminated by the Company in 90 days or less, without penalty, are valid, binding, and in full force and effect in all material respects; and, to the best of the Company's knowledge, are without any material breach by any party thereto.

     3.23 Tax Returns and Payments. The Company has filed all tax returns and reports required by law to be filed by it. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments shown to be due in such returns and reports and does not know of any liability for additional taxes or


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assessments owing with respect to the periods covered by such returns and reports, except those contested in good faith. The provision for taxes of the Company as shown in the Financial Information is adequate for taxes due or accrued as of the date thereof.

     3.24 Minute Books. The minutes of the proceedings of the stockholders and directors of the Company are correct and complete and reflect all such proceedings to the date hereof.

     3.25 Employees. To the best of the Company's knowledge, no employee of or consultant to the Company is in violation of any term of any employment, employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such person with the Company or any other party because of the nature of the business conducted or to be conducted by the Company. The Company has no collective bargaining agreements covering any of its employees.

     3.26 Labor Agreements and Actions. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or, to the knowledge of the Company, threatened, nor is the Company aware of any labor organization activity involving employees of the Company.

                                    SECTION 4

                Representations and Warranties of the Purchasers

     Each Purchaser hereby represents and warrants to the Company with respect to the purchase of the Shares, as follows (provided, however, that insofar as any representation and warranty expressed in this Section 4 is relevant to any future event, such representation and warranty relates only to facts and circumstances as they exist on the Closing Date, and no representation and warranty is made with respect to the effect of any future event or condition):

     4.1 Investor Qualifications. The Purchaser has substantial experience in the electronics industry or in evaluating and investing in private placement transactions, so the Purchaser is capable of evaluating the merits and risks of the Purchaser's investment in the Company. The Purchaser, by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with the Company or any affiliate or selling agent of the Company, directly or indirectly, has the capacity to protect its own interests in connection with the purchase of the Shares hereunder. The Purchaser is a corporation organized under the laws of Hong Kong. The Purchaser is an "accredited investor" as such term is defined in Regulation D under the Securities Act.


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     4.2 Investment. The Purchaser is acquiring or will be acquiring the Shares for investment for the Purchaser's own account, not as a nominee or agent and not with the view to, or for resale in connection with, any distribution thereof. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

     4.3 Rule 144. The Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including (except as limited by Rule 144(k)), among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations.

     4.4 Access to Data. The Purchaser and its representatives have met with representatives of the Company and thereby have had the opportunity to ask questions of, and receive answers from, said representatives concerning the Company and the terms and conditions of this transaction as well as to obtain any information requested by the Purchaser. Any questions raised by the Purchaser or its representatives concerning the transaction have been answered to the satisfaction of the Purchaser and its representatives. The Purchaser's decision to purchase the Shares is based in part on the answers to such questions as the Purchaser and its representatives have raised concerning the transaction and on its own evaluation of the risks and merits of the purchase and the Company's proposed business activities.

     4.5 Authorization. The Purchaser has all requisite power to enter into this Agreement, to purchase the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement. All action on the part of the Purchaser necessary for the authorization, execution, delivery and performance of this Agreement by the Purchaser has been taken. This Agreement, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. To the best of the Purchaser's knowledge, the execution, delivery and performance of and compliance with this Agreement have not resulted in and will not result in the creation of any liability of the Company or any of its properties or assets,


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including, but not limited to, the consideration delivered or to be delivered to the Company by the Purchaser in payment for the Shares pursuant to this Agreement.

     4.6 Brokers or Finders. The Purchaser has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

     4.7 Tax Consequences. The Purchaser has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents and understands that the Purchaser (and not the Company) shall be responsible for the Purchaser's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

                                    SECTION 5

                     Conditions to Closing of the Purchasers

     Each Purchaser's obligation to purchase the Shares at the Closing is, at the option of such Purchaser, subject to the fulfillment of the following conditions:

     5.1 Representations and Warranties Correct. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

     5.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects, and all material consents required to be obtained by the Company shall have been obtained.

     5.3 Blue Sky. The Company shall have obtained all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any state for the offer and sale of the Shares.

     5.4 Certificate of Incorporation. The Company's Certificate of Incorporation (the "Certificate") shall not have been amended or restated nor shall any action have been taken to cause any amendment or restatement of the Certificate nor shall the Company or any stockholder of the Company or the Purchaser have entered into any agreement to do any of the foregoing.


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     5.5 Legal Matters. All material matters of a legal nature that pertain to this Agreement and the transactions contemplated hereby shall have been reasonably approved by counsel to the Purchaser.

                                    SECTION 6

                        Conditions to Closing of Company

     The Company's obligation to sell and issue the Shares at the Closing is, at the option of the Company, subject to the fulfillment of the following conditions:

     6.1 Representations. The representations made by the Purchasers in Section 4 hereof shall be true and correct when made and shall be true and correct on the Closing Date.

     6.2 Blue Sky. The Company shall have obtained all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any state for the offer and sale of the Shares.

     6.3 Certificate of Incorporation. The Company's Certificate of Incorporation shall not have been amended or restated nor shall any action have been taken to cause any amendment or restatement of the Company's Certificate of Incorporation nor shall the Company or any stockholder of the Company or the Purchasers have entered into any agreement to do any of the foregoing.

     6.4 Legal Matters. All material matters of a legal nature that pertain to this Agreement and the transactions contemplated hereby shall have been reasonably approved by counsel to the Company.

                                    SECTION 7

                                  Miscellaneous

     7.1 Restrictions on Transferability.

          (a) For a period of one year from the date of this Agreement (the "Lockup Period"), each Purchaser will not offer to sell, sell or contract to sell or otherwise dispose of any shares of Common Stock of the Company, any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into or exchangeable for shares of the Common Stock of the Company, owned during such period directly or indirectly by such Purchaser or with respect to which the Purchaser has the power of disposition, without the prior written consent of the Company, which consent may be withheld at the Company's sole discretion.

          (b) For a period of six months after the conclusion of the Lockup Period, each Purchaser will not offer to sell, sell or contract to sell or otherwise dispose of more than fifty percent (50%) of the shares of Common Stock of the Company (including any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into or exchangeable for shares of the Common Stock of the Company) owned during such period directly or indirectly by such Purchaser or with respect to which the Purchaser has the power of disposition, without the prior written consent of the Company, which consent may be withheld at the Company's sole discretion.

          (c) Each Purchaser agrees in connection with any registration of the Company's securities, upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any of the Company's securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed ninety
(90) days) from the effective date of such registration as may be requested by the Company or such managing underwriters.

          (d) The provisions of Sections 7.1 (a) through (c) shall not apply to the following transfers of Common Stock of the Company if, but only if, the transferee agrees to become subject to the provisions of Section 7.1 with respect to any further transfer of such Common Stock and such agreement is legally enforceable by the Company:

     (i) any transfer by a Purchaser, or subsequent transferee pursuant to the provisions of this Section 7.1 (d), to the ancestors or descendants of such Purchaser or subsequent transferee or to a spouse of such Purchaser or subsequent transferee or to a trust for the benefit of such Purchaser or subsequent transferee or any such ancestors, descendants or spouse; or

     (ii) any transfer in which a Purchaser, or subsequent transferee pursuant to the provisions of this Section 7.1 (d) that is a partnership, corporation, limited liability company or other corporate entity distributes Common Stock of the Company to its partners, shareholders or similar equity holders in the form of a dividend or in accordance with the provisions of the charter documents of such entity for no consideration.

Upon receipt of a request in legal form therefor, the Company shall cause stock certificates issued in the name of any Purchaser, or subsequent transferee pursuant to the provisions of this Section 7.1 (d), to be issued in different denominations and/or in the name of any permitted transferee hereunder; provided, however, that, as a condition of any such action, the Company shall be entitled to reasonable assurances as to the enforceability against any transferee pursuant to the provisions of this Section 7.1 (d) of the restrictions on transfer set forth in this Section 7.1.

          (e) Any transfer of Common Stock of the Company in violation of the provisions of this Section 7.1 shall be void for all purposes. The Company shall not be required (i) to transfer on its books any Common Stock of the Company that has been sold or otherwise transferred in violation of any of the provisions of this Section 7.1, or (ii) to treat any transferee to whom Common Stock of the Company purportedly has been transferred in violation of this
Section 7.1 as the owner thereof or to accord to such purported transferee the right to vote such Common Stock of the Company as the holder thereof or to receive dividends thereon.

     7.2 Current Public Information. The Company hereby undertakes to at all times make available current public information in accordance with Rule 144(c) promulgated under the Securities Act.

     7.3 Governing Law; Time of Performance. This Agreement shall be governed in all respects by the laws of the state of Delaware. Any act required to be performed herein on or before a specified date shall be deemed timely performed if performed on or before the close of business on that date, Pacific Time in the United States of America.

     7.4 Survival. The representations, warranties and covenants contained herein or made pursuant to this Agreement shall survive the Closing and shall in no way be affected by any investigation made by or on behalf of the Purchaser or the Company.

     7.5 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     7.6 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     7.7 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to the Purchasers, at such address as each Purchaser shall have furnished to the Company in writing or (b) if to the Company, at such address as the Company shall have furnished in writing to the Purchasers to the attention of the President.

     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered at the address of the party to be notified; provided, however, that such address shall have been furnished to the person giving notice (as specified above) and the address shall be at an entity that maintains regular business hours (except for holidays) throughout the entire year. In the event that the address furnished is not at an entity that maintains regular business hours, notice shall be deemed given upon the earlier of personal delivery or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after deposit in a regularly maintained receptacle for the deposit of the U.S. mail, addressed and mailed as aforesaid.

     7.8 Expenses. The Company and the Purchasers shall bear their own expenses incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

     7.9 Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument.

     7.10 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     7.11 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

     7.12 Finder's Fee. The Company and each Purchaser agree to indemnify and hold harmless the other (and as such may be referred to below as an "Indemnitor") from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Indemnitor or any of its respective officers, agents, employees or representatives is responsible in connection with this transaction.

     The foregoing agreement is hereby executed as of the date first above written.

                                       INTERLINK ELECTRONICS, INC.
                                       a Delaware corporation


                                       By: E. MICHAEL THOBEN, III
                                           -------------------------------------
                                           E. Michael Thoben, III,  President

     The foregoing agreement is hereby executed as of the date first above written.

                                       GENPLEX LIMITED
                                       a Hong Kong corporation


                                       By: SENTA WONG
                                           -------------------------------------
                                       Name: Senta Wong
                                             -----------------------------------
                                       Title: Director
                                              ----------------------------------

     The foregoing agreement is hereby executed as of the date first above written.

                                       PERFECT UNION INDUSTRIAL CO. LTD.
                                       a Hong Kong corporation


                                       By: PATRICK CHU PAK LAM
                                           -------------------------------------
                                       Name: Patrick Chu Pak Lam
                                             -----------------------------------
                                       Title: Director
                                              ----------------------------------

                                   SCHEDULE A



Purchaser                                              Purchase Price
---------                                              --------------

GENPLEX LIMITED                                          $2,000,000
  WKK Building
  418A Kwun Tong Road
  Kwun Tong, Kowloon
  Hong Kong

Perfect Union Industrial Co. Ltd.                        $  250,000
  5C, Big Star Centre
  8 Wang Kwong Road
  Kowloon Bay,
  Kowloon
  Hong Kong
  Telephone:  (852) 2331-9111
  Fax:  (852) 2331-9882

TOTAL                                                    $2,250,000

                                    EXHIBIT A

                               DISCLOSURE SCHEDULE


     The Company filed a lawsuit against InControl Solutions, Inc. ("InControl") alleging, among other things, that a product manufactured by InControl infringed one or more of the Company's patents. The court denied the Company's claim and awarded attorney's fees of an unspecified amount to InControl. The Company believes the potential negative financial impact from InControl's continued sale of its products and the award of attorneys' fees will be immaterial to the Company's future operations.